November 18, 2020

Sudhakar Kesavan
VIA Electronic Mail

Re: Terms

Dear Sudhakar:

We acknowledge receipt of your notice of termination of your employment agreement effective at the close of business on December 31, 2020.

Under the terms of your employment agreement with the Company, in connection with termination the agreement for "Good Reason," you are entitled to the following:

- Payment of your base salary through December 31, 2020.

- With respect to cash incentive compensation for 2020, you will be entitled to the amount payable in accordance with the terms of the incentive compensation program (including performance goals) when those payments are made to others.

- In addition, since you have terminated your employment agreement for "Good Reason" as defined in your employment agreement, that does not constitute an involuntary termination of employment within the meaning of Internal Revenue Code Section 409A and the regulations promulgated thereunder. Accordingly, you will receive severance pay equal to the amount of your base salary in effect on December 31, 2020 multiplied by two in a single lump sum on the earliest of July 1, 2021, the date of your death, or the date that will cause such payment not to be subject to Section 409A.

- With respect to equity awards outstanding as of December 31, 2020, in general terms those not subject to Section 409A will become vested and remain exercisable for the balance of their terms, and any unvested equity awards that are subject to Section 409A and were issued prior to December 31, 2020 will become vested but not payable until their original vesting dates.

- Certain of your outstanding equity awards are in the form of so-called Performance Share Awards. In light of your retirement and termination of your employment for "Good Reason" as defined in your employment agreement, such awards will vest effective upon your retirement, with the amount payable determined at the end of the respective Performance Periods based on achievement of pertinent performance goals.

- You are, of course, entitled to reimbursement of any outstanding business expenses.

- You are also entitled to continued group health and dental plan insurance coverage as required by the Federal COBRA laws. Further, consistent with the terms of your employment agreement, and subject to adjustment if required by Section 409A, the Company will continue you and your immediate family on such group health and dental plan insurance under COBRA, or pay for equivalent coverage if the COBRA coverage period expires, for a total period of 24 months following December 31 2020.

Of course, please advise us if you have any questions concerning any of this.

Very truly yours,

ICF INTERNATIONAL, INC.

By: John Wasson

John Wasson
President and Chief Executive Officer